Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-254401
Prospectus Supplement No. 5
(To Prospectus dated March 31, 2021, as amended by
Prospectus Supplement No. 1 dated April 2, 2021,
Prospectus Supplement No. 2 dated April 7, 2021
Prospectus Supplement No. 3 dated April 9, 2021 and
Prospectus Supplement No. 4 dated April 19, 2021)

ASHFORD HOSPITALITY TRUST, INC.

This is Prospectus Supplement No. 5 (this “Prospectus Supplement”) to our Prospectus, dated March 31, 2021, as amended by Prospectus Supplement No. 1, dated April 2, 2021, Prospectus Supplement No. 2, dated April 7, 2021, Prospectus Supplement No. 3, dated April 9, 2021 and Prospectus Supplement No. 4, dated April 19, 2021 (the “Prospectus”), relating to the offer and sale of up to 20,660,880 shares of common stock, par value $0.01 (“Common Stock”), of Ashford Hospitality Trust, Inc. (the “Company”), by Lincoln Park Capital Fund, LLC. Terms used but not defined in this Prospectus Supplement have the meanings ascribed to them in the Prospectus.

We have attached to this Prospectus Supplement our current report on Form 8-K filed April 22, 2021. The attached information updates and supplements, and should be read together with, the Prospectus, as supplemented from time to time.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 16 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 22, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): April 20, 2021

ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-31775	86-1062192
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification number)

14185 Dallas Parkway, Suite 1200
Dallas
Texas		75254
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (972) 490-9600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriated box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	AHT	New York Stock Exchange
Preferred Stock, Series D	AHT-PD	New York Stock Exchange
Preferred Stock, Series F	AHT-PF	New York Stock Exchange
Preferred Stock, Series G	AHT-PG	New York Stock Exchange
Preferred Stock, Series H	AHT-PH	New York Stock Exchange
Preferred Stock, Series I	AHT-PI	New York Stock Exchange

ITEM 1.02     TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.
On April 20, 2021, Ashford Hospitality Trust, Inc. (“Ashford Trust” or the “Company”) delivered written notice to the Advisor (as defined below) of its intention not to renew the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the “ERFP Agreement”), among Ashford Trust, Ashford Inc. (“AINC”), Ashford Hospitality Advisors LLC (“Ashford LLC”, and together with AINC, the “Advisor”), Ashford Hospitality Limited Partnership (the “Operating Partnership”) and Ashford TRS Corporation, through which Ashford LLC agreed to make certain investments to facilitate the acquisition of properties by the Operating Partnership that are recommended by Ashford LLC. As a result, the ERFP Agreement will terminate in accordance with its terms at the end of the current term on June 26, 2021 (the “Expiration Date”).

Following the Expiration Date, Ashford Trust and AINC will continue to be parties to the Second Amended and Restated Advisory Agreement, dated January 14, 2021 (the “Advisory Agreement”), and the Advisor will continue to serve as advisor to Ashford Trust.

A summary of the material provisions of the ERFP Agreement was previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 26, 2018, and such disclosure is incorporated by reference herein.

The Company intends to approve an amendment to the Advisory Agreement to reflect certain changes necessary in connection with the expiration of the ERFP Agreement and we anticipate filing such amendment as an exhibit to the Company’s upcoming Quarterly Report on Form 10-Q for the fiscal period ending June 30, 2021.

The foregoing description of the ERFP Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the ERFP Agreement, a copy of which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Exhibit Description
10.1
Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement, dated June 26, 2018, among Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC, dated June 26, 2018 (incorporated by reference to Exhibit 10.1 of Form 8-K filed on June 26, 2018) (File No. 001-31775).

104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 22, 2021

ASHFORD HOSPITALITY TRUST, INC.

By:	/s/ ROBERT G. HAIMAN
Robert G. Haiman
Executive Vice President, General Counsel & Secretary